EXHIBIT (k)

Board of Directors
Symetra  Life Insurance Company
777 108th Ave NE, Suite 1200
Bellevue, WA 98004

Gentlemen:

I have acted as counsel to the Company in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form
N-6 for the Individual Flexible Premium Variable Life Insurance Policies
(the 'Policies") to be issued by the Company and its separate account, Symetra Separate Account SL. I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:

1.	Symetra Life Insurance Company is a validly existing stock life
	insurance company of the state of Washington.

2.	Symetra Separate Account SL is a separate investment account of Symetra
	Life Insurance Company created and validly existing pursuant to the Washington insurance laws and regulations thereunder.

3.	All of the prescribed corporate procedures for the issuance of the
	Policies have been followed, and, when such Policies are issued in
	accordance with the prospectus contained in the Registration Statement,
	all state requirements relating to such Policies will have been complied with.

4.	Upon the acceptance of the purchase payments made by a prospective Policy
	Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such Owner will have a legally-issued, fully paid, non-assessable Policy.

I hereby consent to the use of this letter, or a copy hereof, as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jacqueline M. Veneziani

Jacqueline M. Veneziani
Counsel